Exhibit 99

PRESS RELEASE

For Release:	February 3, 2016
Nasdaq:	MFNC
Contact:	Ernie R. Krueger, (906) 341-7158 /ekrueger@bankmbank.com
Website:	www.bankmbank.com

MACKINAC FINANCIAL CORPORATION

REPORTS STRONG EARNINGS GROWTH FOR 2015

Manistique, Michigan — Mackinac Financial Corporation (Nasdaq: MFNC) (the “Corporation”), the bank holding company for mBank, today announced 2015 net income of $5.596 million, or $.90 per share, compared to net income $1.700 million, or $.30 per share in 2014.  The 2015 results include one-time charges related to (i) the transfer of our asset based lending subsidiary assets to mBank, which charges included unamortized debt issue and dissolution costs of the subsidiary, and (ii) regulatory audit costs incurred in connection with our approval as an SBA preferred lender, along with a deferred tax valuation adjustment of $.322 million. The net positive impact of these items was approximately $.02 per share.

In 2014, the Corporation had nonrecurring transaction related expenses totaling $2.475 million. These “one-time” costs reduced the reported net income in 2014 by $1.810 million, or $.32 per share, on an after tax basis. The adjusted net income for 2014 (not inclusive of the nonrecurring transaction related expenses) would equate to $3.510 million, or $.62 per share.

Shareholders’ equity at December 31, 2015 totaled $76.602 million, compared to $73.996 million on December 31, 2014. The book value per share equated to $12.32 on December 31, 2015 compared to $11.81 per share a year ago. Weighted average shares outstanding totaled 6,247,416 in 2015 compared to 5,592,738 in 2014.

Key highlights for the 2015 results include:

•                  mBank, the Corporation’s primary asset, recorded net income of $6.940 million in 2015, compared to $4.856 million, as adjusted for nonrecurring transaction related expenses, in 2014, a 43% increase following the seamless integration of Peninsula Bank.

•                  The Corporation recorded “pre-tax, pre-provision” income of $9.133 million in 2015, compared to $6.504 million, as adjusted for nonrecurring transaction related expenses, for the same period in 2014, an increase of 25%.

•                  Nonperforming asset reduction of $1.546 million, or 22.25%, from 2014 year-end.  Nonperforming assets equate to a nominal .73% of total assets for 2015 and a Texas Ratio of 7.04%. Year-end nonperforming assets represent a reduction of $4.949 million from September 30, 2015.

•                  Strong net interest margin, which improved to 4.30% compared to 4.19% in 2014.  The margin was positively affected by the accretive impact of the “marks” to Peninsula acquired loans by approximately 19 basis points.

•                  Increased contribution from secondary mortgage market activity. Income from this source in 2015 totaled $1.071 million compared to $.637 million in 2014.

•                  The recently announced agreement to acquire First National Bank of Eagle River, a Wisconsin community bank with $140 million of assets as of December 31, 2015, for $12.5 million in cash.  The acquisition is expected to be consummated in the second quarter of 2016, and should provide further earnings accretion.

Loans and Nonperforming Assets

Total loans at December 31, 2015 were $618.394 million, a $17.459 million increase from $600.935 million at December 31, 2014.  In addition to the aforementioned balance sheet totals, the company services $224.612 million of sold mortgage loans and $63.460 million of sold SBA and USDA loans. Total loans under management now total $906 million.

New loan production totaled $234.271 million with the Upper Peninsula contributing $133.738 million, the Northern Lower Peninsula $56.142 million and Southeast Michigan $44.391 million. Commercial loan production accounted for $137.198 million of the total, with consumer loans, primarily 1-4 family mortgages, of $97.073 million.  Commenting on new loan production and overall lending activities, Kelly W. George, President and CEO of mBank stated, “2015 was our best year in terms of new loan production since the recap of the company in December of 2004. We saw positive trends and good opportunities in all our markets and were very pleased with the significant increase in the mortgage lending area. SBA activities slowed some given the very competitive market conditions which in turn led to many more lenders looking at these transactions in conventional lending ways, which can be more appealing to borrowers. Actual outstanding’s growth was stunted due in part to several larger clients who exited the bank for rates and terms we could not match prudently for long term balance sheet stability. We are optimistic we will carry over this loan momentum into 2016 and see further market improvements in part with the addition of the new Wisconsin region we will be entering.”

Nonperforming loans totaled $3.079 million, .50% of total loans at December 31, 2015, down $4.949 million from September 30, 2015 balances of $8.028 million and down $1.546 million from 2014 year end balances of $3.939 million.  Total loan delinquencies greater than 30 days resided at a nominal .58%, or $3.543 million. Mr. George, commenting on credit quality stated, “Our credit quality remains one of the Corporation’s major strengths, with all segments of the loan portfolio performing well on a micro level. From a macro perspective, we remain diverse in terms of the types of originations throughout the various regions of the company which produces low portfolio concentration risk should a negative economic event occur.  We remain at very low levels of problem loans through a disciplined loan underwriting culture that does not stretch proven credit parameters for short term gains. This is coupled with a timely and efficient identification and resolution workout process should a loan default, in order to minimize long term carrying costs and reduce overall loss exposure. This process proved well for 2015 as we were very successful in reducing problem assets acquired from the Peninsula Bank transaction with positive gains to the Corporation from our diligence marks.”

Margin Analysis

Net interest income in 2015 increased to $29.120 million, or 4.30%, compared to $23.527 million, or 4.19%, in 2014.  The increase in net interest income was largely due to the PFC acquisition as we increased earning assets by approximately $90 million.  We also had increased net interest contribution due to the accretive attributes associated with the purchase accounting adjustments related to PFC loan marks under GAAP. Mr. George stated, “As noted above, we were pleased with the accretive resolutions of the exited Peninsula loans and ORE acquired in that transaction supporting our initial review of their lending assets. In terms of our core margin, we expect continued pressure from a highly competitive lending environment coupled with historically still low credit borrowing rates. However, we remain positive in our ability to prudently manage interest rate risk within the balance sheet for long term stability in terms of loan rates, and continue to capture increasing levels of margin dollars with well-structured liability pricing as well.”

Deposits

Total deposits of $610.323 million at December 31, 2015 increased by $3.350 million from deposits of $606.973 million on December 31, 2014.  Mr. George, commenting on core deposits and overall liquidity needs, stated “The Corporation maintains a strong liquidity position to fund loans and operations. Core deposit generation this year was reduced from previous years in a managed way given the stunted loan outstandings growth mentioned above, in an effort to maximize margin dollars. We supplemented core funding needs as customary through the use of targeted brokered deposits to better match loan pricing and term structures. We actively review in market deposit pricing and remain competitive, but are not willing to match up rates to keep non relationship type clients. This issue has become ever increasing throughout this year and is expected to continue with the slight uptick in rates from various different types of financial depository institutions.”

Noninterest Income/Expense

Noninterest income, at $3.889 million in 2015, increased $.777 million from the 2014 level of $3.112 million.  The primary reason for the improvement was increased year over year activity in the secondary mortgage market.  Income from this source totaled $1.071 million compared to $.637 million in 2014.  Noninterest expense, at $23.876 million in 2015, increased $1.266 million, or 5.60% from 2014. The 2015 increase was largely attributable to the Peninsula transaction in December 2014 in terms of salaries and benefits, occupancy expense of acquired branch offices and some early 2015 data processing costs prior to conversion.  We remain diligent in monitoring and controlling our expense base given the governance and regulatory needs that come with a growing and more complex company. We continue to reside at or below peer levels in terms of overall costs to our asset base, and were pleased with the level of efficiencies we gained through the Peninsula transaction spreading our cost base over a larger platform.

Assets and Capital

Total assets of the Corporation at December 31, 2015 were $739.269 million, down $4.516 million from the $743.785 million reported at December 31, 2014. Common shareholders’ equity at December 31, 2015 totaled $76.602 million, or $12.32 per share, compared to $73.996 million, or $11.81 per share on December 31, 2014.  The Corporation and the Bank are both “well-capitalized” with Tier 1 Capital at the Corporation of 9.81% and 10.56% at the Bank.

Paul D. Tobias, Chairman and Chief Executive Officer of the Corporation added, “With the acquisition of PFC, the combination of our organizations has resulted in accretive earnings as planned, and we expect this contribution to continue in future periods.  The expansion of our footprint from this business combination provided us with increased growth opportunities in the western part of Marquette County and tangent markets. Our increased asset size resulted in the anticipated operational and scale efficiencies, which contributed to earnings accretion. We are looking forward to the expansion of our franchise into neighboring Wisconsin.  As customary, subject to regulatory approval, we will be closing this transaction in the second quarter and we are confident that it is a great cultural fit and business fit.  We will look for additional true community bank partners in Wisconsin and Michigan as the year progresses.

Early in the fourth quarter we moved Mackinac Commercial Credit, our asset based lending subsidiary, into mBank to take advantage of a lower cost of funds and improved marketing opportunities being within the larger bank.  This activity is now contributing to earnings and we expect that contribution to accelerate as the market for closely monitored loans grows as the credit cycle ages.  In conclusion, we remain committed to our shareholders in all of our endeavors to increase value by building a safe and sound company with strong asset growth, increasing core earnings per share and growing returns on equity.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $730 million and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 17 branch locations; thirteen in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan.  The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance.  These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission.  These and other factors may cause decisions and actual results to differ materially from current expectations.  Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	As of and for the	As of and For the
	Year Ending	Year Ending
	December 31,	December 31,
(Dollars in thousands, except per share data)	2015	2014
	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$739,269	$743,785
Loans	618,394	600,935
Investment securities	53,728	65,832
Deposits	610,323	606,973
Borrowings	45,754	49,846
Shareholders’ equity	76,602	73,996

Selected Statements of Income Data:
Net interest income	$29,120	$23,527
Income before taxes	7,929	2,829
Net income	5,596	1,700
Income per common share - Basic	.90	.30
Income per common share - Diluted	.89	.30
Weighted average shares outstanding	6,247,416	5,592,738
Weighted average shares outstanding- Diluted	6,278,817	5,653,811

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.30%	4.19%
Efficiency ratio	72.12	74.43
Return on average assets	.76	.28
Return on average equity	7.41	2.57

Average total assets	$738,688	$605,612
Average total shareholders’ equity	75,545	66,249
Average loans to average deposits ratio	100.52%	103.98%

Common Share Data at end of period:
Market price per common share	$11.49	$11.85
Book value per common share	12.32	11.81
Tangible book value per share	11.54	11.01
Dividends per share, annualized	.400	.300
Common shares outstanding	6,217,620	6,266,756

Other Data at end of period:
Allowance for loan losses	$5,004	$5,140
Non-performing assets	$5,403	$6,949
Allowance for loan losses to total loans	.81%	.86%
Non-performing assets to total assets	.73%	.93%
Texas ratio	7.04%	9.37%

Number of:
Branch locations	17	17
FTE Employees	173	160

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS

Cash and due from banks	$25,005	$21,947
Federal funds sold	3	—
Cash and cash equivalents	25,008	21,947

Interest-bearing deposits in other financial institutions	5,089	5,797
Securities available for sale	53,728	65,832
Federal Home Loan Bank stock	2,169	2,973

Loans:
Commercial	454,831	433,566
Mortgage	147,442	148,984
Consumer	16,121	18,385
Total Loans	618,394	600,935
Allowance for loan losses	(5,004)	(5,140)
Net loans	613,390	595,795

Premises and equipment	12,524	12,658
Other real estate held for sale	2,324	3,010
Deferred tax asset	9,213	11,498
Deposit based intangibles	1,076	1,196
Goodwill	3,805	3,805
Other assets	10,943	19,274

TOTAL ASSETS	$739,269	$743,785

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$122,775	$95,498
NOW, money market, interest checking	202,784	212,565
Savings	30,882	28,015
CDs<$100,000	105,859	134,951
CDs>$100,000	26,757	30,316
Brokered	121,266	105,628
Total deposits	610,323	606,973

Federal funds purchased	—	—
Borrowings	45,754	49,846
Other liabilities	6,590	12,970
Total liabilities	662,667	669,789

SHAREHOLDERS’ EQUITY:
Preferred stock - No par value:
Authorized - 500,000 shares ,Issued and outstanding - none and 4,000 shares	—	—
Common stock and additional paid in capital - No par value Authorized - 18,000,000 shares Issued and outstanding - 6,217,620 and 6,266,756 respectively	61,133	61,679
Retained earnings	15,221	11,804
Accumulated other comprehensive income
Unrealized gains (losses) on available for sale securities	297	562
Minimum pension liability	(49)	(49)

Total shareholders’ equity	76,602	73,996

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$739,269	$743,785

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2015	2014	2013
	(Unaudited)	(Audited)	(Audited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$32,034	$26,461	$24,295
Tax-exempt	13	30	105
Interest on securities:
Taxable	1,095	962	961
Tax-exempt	162	64	34
Other interest income	209	152	128
Total interest income	33,513	27,669	25,523

INTEREST EXPENSE:
Deposits	3,251	3,218	3,468
Borrowings	1,142	924	656
Total interest expense	4,393	4,142	4,124

Net interest income	29,120	23,527	21,399
Provision for loan losses	1,204	1,200	1,675
Net interest income after provision for loan losses	27,916	22,327	19,724

OTHER INCOME:
Deposit service fees	836	701	667
Income from loans sold on the secondary market	1,071	637	1,028
SBA/USDA loan sale gains	610	757	951
Mortgage servicing income	547	675	790
Net security gains	455	54	73
Other	370	288	429
Total other income	3,889	3,112	3,938

OTHER EXPENSE:
Salaries and employee benefits	12,449	10,303	9,351
Occupancy	2,424	2,129	1,481
Furniture and equipment	1,551	1,268	1,102
Data processing	1,381	1,150	1,071
Advertising	507	449	436
Professional service fees	1,270	1,163	1,069
Loan and deposit	955	699	617
Writedowns and losses on other real estate held for sale	332	280	265
FDIC insurance assessment	506	362	385
Telephone	455	327	303
Nonrecurring transaction related expenses	—	2,475	—
Other	2,046	2,005	2,048
Total other expenses	23,876	22,610	18,128

Income before provision for income taxes	7,929	2,829	5,534
Provision for (benefit of) income taxes	2,333	1,129	(403)

NET INCOME	$5,596	$1,700	$5,937

Preferred dividend and accretion of discount	—	—	308

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$5,596	$1,700	$5,629

INCOME PER COMMON SHARE:
Basic	$.90	$.30	$1.01
Diluted	$.89	$.30	$1.00

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	December 31,	December 31,
	2015	2014
	(Unaudited)	(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$102,620	$106,644
Hospitality and tourism	41,300	46,211
Lessors of residential buildings	25,930	19,776
Gasoline stations and convenience stores	21,647	13,841
Commercial construction	15,330	16,284
Lessors of other real estate property	7,055	9,130
Other	236,393	221,680
Total Commercial Loans	450,275	433,566

1-4 family residential real estate	140,502	139,553
Consumer	15,847	18,385
Consumer construction	11,770	9,431

Total Loans	$618,394	$600,935

Credit Quality (at end of period):

	December 31,	December 31,
	2015	2014
	(Unaudited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$2,363	$3,939
Loans past due 90 days or more	32	—
Restructured loans	684	—
Total nonperforming loans	3,079	3,939
Other real estate owned	2,324	3,010
Total nonperforming assets	$5,403	$6,949
Nonperforming loans as a % of loans	.50%	.66%
Nonperforming assets as a % of assets	.73%	.93%
Reserve for Loan Losses:
At period end	$5,004	$5,140
As a % of average loans	.83%	1.01%
As a % of nonperforming loans	162.57%	130.49%
As a % of nonaccrual loans	211.76%	130.49%
Texas Ratio	6.62%	9.37%

Charge-off Information (year to date):
Average loans	$602,904	$509,749
Net charge-offs (recoveries)	$1,284	$721
Charge-offs as a % of average loans	.21%	.14%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	December 31,	September 30,	June 30, 2015	March 31,	December 31,
	2015	2015	2015	2015	2014
BALANCE SHEET (Dollars in thousands)

Total loans	$618,394	$619,906	$615,247	$597,731	$600,935
Allowance for loan losses	(5,004)	(5,779)	(5,600)	(5,527)	(5,140)
Total loans, net	613,390	614,127	609,647	592,204	595,795
Total assets	739,269	754,972	735,338	728,844	743,785
Core deposits	462,300	489,963	470,053	468,622	471,029
Noncore deposits	148,023	132,371	118,768	129,291	135,944
Total deposits	610,323	622,334	588,821	597,913	606,973
Total borrowings	45,754	49,593	64,483	49,839	49,846
Total shareholders’ equity	76,602	76,091	75,746	75,038	73,996
Total tangible equity	71,721	71,180	70,805	70,066	68,995
Total shares outstanding	6,217,620	6,249,595	6,236,250	6,257,450	6,266,756
Weighted average shares outstanding	6,225,614	6,247,416	6,245,553	6,256,475	5,770,104

AVERAGE BALANCES (Dollars in thousands)

Assets	$733,035	$751,153	$732,979	$737,496	$651,935
Loans	613,846	614,315	607,330	600,052	549,411
Deposits	602,857	624,528	594,266	601,834	522,155
Equity	75,871	76,362	75,564	73,776	67,397

INCOME STATEMENT (Dollars in thousands)

Net interest income	$7,365	$7,235	$7,000	$7,520	$6,389
Provision for loan losses	349	350	200	305	639
Net interest income after provision	7,016	6,885	6,800	7,215	5,750
Total noninterest income	1,142	773	1,350	624	1,003
Total noninterest expense	6,306	6,114	5,700	5,756	7,479
Income before taxes	1,852	1,544	2,450	2,083	(726)
Provision for income taxes	259	526	836	712	(74)
Net income available to common shareholders	$1,593	$1,018	$1,614	$1,371	$(652)
Income pre-tax, pre-provision	$2,201	$1,894	$2,650	$2,388	$(87)

PER SHARE DATA

Earnings	$.26	$.16	$.26	$.22	$(.13)
Book value per common share	12.32	12.18	12.15	11.99	11.81
Tangible book value per share	11.54	11.39	11.35	11.20	11.01
Market value, closing price	11.49	10.10	10.53	11.39	11.85
Dividends per share	.100	.100	.075	.075	.075

ASSET QUALITY RATIOS

Nonperforming loans/total loans	.50%	1.30%	1.57%	1.98%	.66%
Nonperforming assets/total assets	.73	1.37	1.64	1.99	.93
Allowance for loan losses/total loans	.81	.93	.91	.92	.86
Allowance for loan losses/nonperforming loans	162.57	71.99	58.02	46.64	130.49
Texas ratio (1)	7.04	13.41	15.76	19.16	9.37

PROFITABILITY RATIOS

Return on average assets	.86%	.54%	.88%	.75%	(.40)%
Return on average equity	8.33	5.28	8.57	7.54	(3.84)
Net interest margin	4.34	4.18	4.17	4.53	4.19
Efficiency ratio	72.16	76.13	69.94	74.27	70.27
Average loans/average deposits	101.82	98.36	102.20	99.78	105.22

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	9.81%	9.02%	9.14%	8.75%	8.57%
Tier 1 capital to risk weighted assets	10.23	10.28	10.18	10.33	10.23
Total capital to risk weighted assets	11.94	11.17	11.04	11.22	11.07
Average equity/average assets (for the quarter)	11.19	10.19	10.31	10.00	10.34
Tangible equity/tangible assets (at quarter end)	9.77	9.49	9.68	9.68	9.25

(1) Texas ratio equals nonperforming assets divided by tangible shareholders’ equity plus allowance for loan losses